                                                                  EXHIBIT 3.1(b)


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           CENTRAL FREIGHT LINES, INC.
                              A NEVADA CORPORATION

                                 ARTICLE I. NAME

         The name of the corporation is Central Freight Lines, Inc.

                               ARTICLE II. PURPOSE

         The purpose of the corporation is to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the laws of the State of Nevada.

                         ARTICLE III. AUTHORIZED SHARES

         A. Authorized Shares. The total number of shares of capital stock of all classes which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, all having a par value of One-Tenth of One Cent ($0.001) per share, consisting of the following: One Hundred Million (100,000,000) shares of Common Stock; and Ten Million (10,000,000) shares of Preferred Stock.

         B. Reclassification of Common Stock. Upon filing of these Amended and Restated Articles of Incorporation, each share of Class A Common Stock, par value One-Tenth of One Cent ($0.001) per share, and each share of Class B Common Stock, par value One-Tenth of One Cent ($0.001) per share, then outstanding shall be reclassified into one share of Common Stock, par value One-Tenth of One Cent ($0.001) per share, without class designation. From and after the date of filing of these Amended and Restated Articles of Incorporation, certificates representing shares of Class A Common Stock and Class B Common Stock issued prior to such filing date shall be deemed to represent only the right to receive new shares of Common Stock, without class designation, pursuant hereto.

         C. Common Stock. Except as otherwise stated herein, holders of Common Stock shall have all of the rights afforded holders of common stock under the corporation's Bylaws and the laws of the State of Nevada. Holders of Common Stock shall not be entitled to cumulative voting in the election of directors. Holders of Common Stock shall be entitled to one vote for each share held on all matters on which stockholders are generally entitled to vote.

         D. Preferred Stock. The Board of Directors is expressly authorized to issue the Preferred Stock from time to time, in one or more series, provided that the aggregate number of shares issued and outstanding at any time of all such series shall not exceed Ten Million (10,000,000). The Board of Directors is further authorized to fix or alter, with respect to each such series, the following terms and provisions of any authorized and unissued shares of such stock:

                  (i) the distinctive serial designation, and the rights, powers, and preferences and relative participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions on each such series;

                  (ii) the number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding);

                  (iii) the voting powers, if any, and, if voting powers are granted, the extent of such voting powers including whether cumulative voting is allowed and the right, if any, to elect a director or directors;

                  (iv) the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more classes or series of such stock;

                  (v) the dividend rights, if any, including, without limitation, the dividend rates, dividend preferences with respect to other series or classes of stock, the dates on which any dividends shall be payable, and whether dividends shall be cumulative;

                  (vi) the date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative, if any;

                  (vii) the redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

                  (viii) the liquidation preferences and the amounts payable on dissolution or liquidation;

                  (ix) the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

                  (x) any other terms or provisions that the Board of Directors by law may be authorized to fix or alter.

         E. Provisions Applicable to Common and Preferred Stock. No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the corporation.

                              ARTICLE IV. DIRECTORS

         The number of directors of the corporation shall be determined from time to time by the Board of Directors in a manner consistent with the corporation's Bylaws, such number to be between the fixed minimum of one director and the fixed maximum of twelve directors. The corporation shall be managed by the Board of Directors. In addition to the powers and authority herein, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the Bylaws of the corporation.

                       ARTICLE V. LIMITATION OF LIABILITY

         To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereafter be amended, any director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary or other damages for breach of fiduciary duties as a director or officer. No repeal, amendment, or modification of this Article V, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the corporation occurring prior to such repeal, amendment, or modification.

                           ARTICLE VI. INDEMNIFICATION

         To the fullest extent allowable by the Nevada General Corporation Law (including pursuant to the expanded rights and financial arrangements that may be granted to persons under articles of incorporation, bylaws, agreements, votes of stockholders or disinterested directors, or otherwise under such law), the corporation shall indemnify those persons entitled to indemnification, as hereinafter provided, in the manner and under the circumstances described in this Article VI.

         A. General Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding unless a final adjudication by a court of competent jurisdiction establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and were material to the cause of action. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of law.

         B. Mandatory Indemnification. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraph A of this Article VI, or in defense of any claim, issue, or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

         C. Advancement of Expenses. To the extent not prohibited by law, expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if final adjudication by a court of competent jurisdiction establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and were material to the cause of action.

         D. Other Rights. The indemnification provided by this Article VI does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position. The indemnification provided by this Article VI shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. No amendment to or repeal of this Article VI shall apply to or have any effect on the rights of any director, officer, employee, or agent under this Article VI, which rights came into existence by virtue of acts or omissions of such director, officer, employee, or agent occurring prior to such amendment or repeal.

         E. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

         F. Definition of Corporation. For the purposes of this Article VI, references to "the corporation" include, in addition to the corporation that resulted from the filing of the original Articles of Incorporation to which these Amended and Restated Articles of Incorporation relate and its surviving corporation in any merger, any constituent corporation (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, and agents so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         G. Other Definitions. For purposes of this Article VI, references to "other enterprise" shall include employee benefit plans; references to "fine" shall include any excise tax assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and masculine references shall include the feminine.

                              ARTICLE VII. DURATION

         The corporation shall have perpetual existence.